Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

Mark C. Kanaly	Direct Dial: (404) 881-7975	E-mail: mkanaly@alston.com

February 22, 2008

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Re:                               Duke Realty Corporation — Registration Statement on Form S-3 (Registration Statement No. 333-136173), filed with the Securities and Exchange Commission on July 31, 2006

Ladies and Gentlemen:

We have acted as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”), and Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership,” and, together with the Company, the “Duke Entities”), in connection with the Duke Entities’ filing of the above referenced shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Company’s issuance of up to 12,650,000 depositary shares (the “Depositary Shares”), each of which represents a 1/10th interest in a 8.375% Series O Cumulative Redeemable Preferred Share (the “Series O Preferred Shares”), pursuant to the Company’s prospectus, dated August 3, 2007 (the “Prospectus”), included in the Registration Statement, and the related preliminary and final prospectus supplements, dated February 13, 2008 and February 14, 2008, respectively (collectively, the “Prospectus Supplement”).  The depositary receipts (the “Depositary Receipts”) evidencing the Depositary Shares are issuable pursuant to a Deposit Agreement, dated as of February 22, 2008 (the “Deposit Agreement”), by and among the Company, American Stock Transfer & Trust Company, as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts.  The Depositary Shares are being issued and sold to the several underwriters (the “Underwriters”) named in the Terms Agreement, dated as of February 14, 2008 (the “Terms Agreement”), by and among the Company, the Operating Partnership and the Underwriters, which incorporates by reference in its entirety and amends in certain respects the Underwriting Agreement, dated August 17, 2006 and attached as Annex A

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thereto (together with the Terms Agreement, collectively, the “Underwriting Agreement”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Duke Entities, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Duke Entities and the organizational documents of the Duke Entities, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Duke Entities, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Duke Entities in connection with the issuance of the Series O Preferred Shares and the related Depositary Shares, including, without limitation, the Deposit Agreement and the Underwriting Agreement, certificates and statements of responsible officers of the Duke Entities, and certificates of public officials.  Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the Indiana Business Corporation Law, applicable provisions of the Constitution of the State of Indiana and reported judicial decisions interpreting such Corporation Law and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Deposit Agreement and the Underwriting Agreement, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that (i) the Series O Preferred Shares have been duly authorized by the Company, and when issued and delivered by the Company to the Depositary pursuant to the Deposit Agreement and the Underwriting Agreement, and upon payment of the consideration for the related Depositary Shares as specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (ii) the issuance of the Depositary Shares has been duly authorized by the Company and, when issued and delivered by the Company to the Underwriters pursuant to the Underwriting Agreement and the Deposit Agreement, the Depositary Shares will represent legal and valid interests in the Series O Preferred Shares pursuant the Deposit Agreement and will entitle each registered holder thereof to the rights of such Depositary Shares pursuant to the Deposit Agreement.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent.  The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.  Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner